Exhibit 3.1

FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ADEX MEDIA, INC.

Adex Media, Inc., a Delaware corporation (the “Corporation”), hereby certifies:

1. The name of the Corporation is Adex Media, Inc. and the original certificate of incorporation of the Corporation was filed with the Secretary of State for the State of Delaware on April 21, 2008. A Certificate of Correction was filed with the Secretary of State for the State of Delaware on April 30, 2008.

2. This First Amended and Restated Certificate of Incorporation amends and restates the original Certificate of Incorporation, as corrected.

3. This First Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law.

4. This First Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Corporation’s certificate of incorporation in its entirety to read as follows:

FIRST: The name of this corporation shall be: ADEX MEDIA, INC.

SECOND: The corporation’s registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which this corporation is authorized to issue is: One Hundred Fifty million (150,000,000) shares of common stock with $.0001 par value and Ten million (10,000,000) shares of preferred stock with $0.0001 par value.

FIFTH: The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of Article Fourth, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each series, and to fix the designations, preferences and relative, participating optional or other special rights, and qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series of preferred stock shall include, but not be limited to, determination of the following:

A.	The number of shares constituting that series and the distinctive designation of that series;

B.
Whether dividends are to be paid on shares of that series, and if so, the dividend rate, whether dividends shall be cumulative, and if so, from which data or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

C.	Whether that series shall have voting rights, in addition to the voting rights required by law, and if so, the terms of such voting rights;

D.
Whether that series shall have conversion privileges, and if so, the terms and conditions of such conversion privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

E.
Whether the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable; the amount per share payable on redemption, which amount may vary under different conditions and at different redemption dates; and whether a sinking fund shall be established for the redemption of shares of that series, and if so, the terms of such sinking fund;

F.
The rights and preferences of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

G.	Any other relative rights, preferences and limitations of that series.

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the directors duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the Corporation hereby declares that the facts stated herein are true and correct and has caused this certificate to be signed by its duly authorized officer this June 9, 2009.

Adex Media, Inc.

By: /s/ Scott Rewick
Title:  President and Chief Executive Officer